LIGAND ANNOUNCES SALE OF AVINZA


SAN DIEGO, CA SEPTEMBER 7, 2006---Ligand Pharmaceuticals Incorporated (NASDAQ:
LGND) (the "Company" or "Ligand") announced today that it has signed a definitive asset purchase agreement to transfer the assets associated with AVINZA (morphine sulfate extended-release capsules) to King Pharmaceuticals, Inc. ("King"). The purchase price is a combination of aggregate up-front cash consideration of $313 million, plus a tiered royalty agreement which survives until the patent expiration in November 2017.

Under the terms of the asset purchase agreement King will make a $265 million payment to Ligand to acquire all rights to AVINZA in the United States, its territories and Canada. In addition, King will assume a product-related liability owed to Organon totaling $48 million and all other existing product royalty obligations.

In addition to existing royalty obligations, King will pay Ligand a 15 percent royalty during the first 20 months after the closing date. Subsequent royalty payments will be based upon calendar year net sales. If calendar year net sales are less than $200 million the royalty payment will be 5 percent of all net sales. If calendar year net sales are greater than $200 million then the royalty payment will be 10% of all net sales less than $250 million, plus 15 percent of net sales greater than $250 million.

In addition, Ligand announced that it has entered into a separate contract sales agreement under which King has been granted the right to and will promote AVINZA during a transition period until closing of the asset purchase agreement.

"The AVINZA bidding process was a competitive one, and we are pleased that our efforts have resulted in this exciting business opportunity with King" said Henry F. Blissenbach, Ligand Chairman and Interim CEO. "We believe Ligand shareholders will greatly benefit from the up front consideration received as well as the upside royalty stream potential King offers with AVINZA, through their committed, large and well-

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respected primary care and neuroscience salesforces and support infrastructure, established physician relationships, and financial strength. Indeed, given King's demonstrated ability to maximize the value of the products they promote under the leadership of President and Chief Executive Officer Brian Markison, we believe that the net present value of future AVINZA royalties that Ligand will receive, tax shieldedby our remaining net operating losses (NOLs), comprises a significant percentage of the total consideration paid to Ligand in this deal. Further, the contractsales arrangement with King will allow a smooth transition from the completion of our co-promotion arrangement with Organon this quarter until the asset purchase transaction is completed."

The AVINZA asset purchase and contract sales agreements have been approved by the Board of Directors of each company. The asset purchase agreement is subject to approval by the stockholders of Ligand, at a special meeting which is anticipated before year end. The transaction is also subject to Hart-Scott-Rodino clearance.

Under the terms of this agreement, King has agreed to minimum monthly product details through 2009 and has agreed to hire Ligand's specialty pain sales representatives. Post closing, King is expected to promote AVINZA with one of its two Primary Care sales forces and an enlarged Neuroscience Specialty sales force. King has also agreed to use commercially reasonable efforts to explore alternate formulations of AVINZA with Elan for which Ligand would be entitled to the same royalty stream.

The contract sales agreement requires King to provide a minimum number of product details per month until the closing. In conjunction with Ligand's specialty sales force, King will support AVINZA with both its Primary Care and Neuroscience Specialty sales representatives. Ligand will pay King a customary fee for each product detail and certain marketing and promotional expenses as agreed between the parties.

Blissenbach concluded, "The sale of AVINZA is a significant positive event for Ligand shareholders, and an important first step in our program to create value for Ligand stockholders. We are evaluating a distribution of a majority of the cash proceeds from

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this and any future asset sales (which are expected to be shielded by our remaining tax loss carry forwards) to shareholders in the form of a special dividend. By the end of the year, Ligand expects to have restructured and focused its research and development endeavors. The Board ofDirectors expects to have new corporate leadership, a promising stable of molecules in various phases of development, future royalty streams, and a goal to be both earnings and cash-flow positive. "

ABOUT AVINZA
AVINZA (oral morphine sulfate extended-release capsules) is the first true once-a-day treatment for chronic to moderate-to-severe pain in patients who require continuous, around-the-clock opioid therapy for an extended period of time. Approved by the FDA in March 2002, AVINZA consists of two components: an immediate-release component that rapidly achieves plateau morphine concentrations in plasma and an extended-release component that maintains plasma concentrations throughout a 24-hour dosing interval. According to Frost and Sullivan opioid sales are expected to exceed $7 billion in 2009.


ABOUT LIGAND
Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to HTTP://WWW.LIGAND.COM.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand's judgment and involve risks and uncertainties as of the date of this release. The statements include those related to the pending sale of AVINZA to King. Actual events or results may differ

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from Ligand's expectations, judgments and beliefs. For example, there can be no assurance that the pending sale ofAVINZA to King will close as contemplated. .
         Additional information concerning these or other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the SEC, available via Ligand's web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
         AVINZA is a registered trademark of Ligand Pharmaceuticals Incorporated. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.

         CONTACT: Ligand Pharmaceuticals Incorporated
         Paul V. Maier, 858-550-7573

         SOURCE: Ligand Pharmaceuticals Incorporated

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